Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

August 3, 2010

YRC Worldwide Reports Second Quarter Results

•	YRC National Tonnage Up 11% and YRC Regional Up 15% from First Quarter 2010

•	YRC National Revenue per Shipment Up 3.9% and YRC Regional Up 4.9% from Last Year

•	YRC National and YRC Regional Both Report Positive Adjusted EBITDA

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) today reported its second quarter 2010 results. For the second quarter ending June 30, 2010, the company announced a net loss of $9.5 million and a $.01 loss per share on an average outstanding fully diluted share count of 1.079 billion. As a comparison, the company reported a net loss of $309 million and a $5.20 loss per share in the second quarter of 2009 with average fully diluted shares outstanding of 59 million.

“We are pleased with the sequential improvement in our business volumes and earnings as our pricing discipline, customer mix management and cost initiatives gain significant traction,” stated Bill Zollars, Chairman, President and CEO of YRC Worldwide. “For the quarter, the Regional companies reported positive operating income, and YRC National achieved positive adjusted EBITDA.”

As previously reported, the company’s second quarter 2010 results include an $83 million non-cash reduction to its equity-based compensation expense related to its March 2010 union equity-based awards. On a year-to-date basis, this benefit partially offsets the $108 million non-cash charge reported in the first quarter of 2010 related to the same equity awards. In addition, YRC Logistics is being reported within discontinued operations for all periods presented based upon the previously announced definitive agreement to sell a portion of YRC Logistics business to Austin Ventures for $37 million and discontinuation of its pooled distribution service offering. In November 2009 the company sold YRC Logistics’ Dedicated Fleet business for $34 million.

For the second quarter of 2010, the company reported cash usage from operating activities of $33 million which included working capital requirements and other expenditures in excess of its positive adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). To fund revenue growth the company increased the aggregate borrowings under its asset-backed securitization (ABS) facility by approximately $30 million, inclusive of the $22 million of availability that resulted from the June 2010 amendment of that facility, and generated $15 million of net proceeds from its at-the-market equity issuance program.

At June 30, 2010, the company reported cash and cash equivalents of $144 million, unrestricted availability of $8 million and unused restricted revolver reserves of $129 million, subject to the terms of the company’s credit agreement, for a total of $281 million. As a comparison, at March 31, 2010 the company reported a total of $241 million.

“The sequential growth in our business volumes put increased pressure on our liquidity even though our adjusted EBITDA from continuing operations improved from $3 million in April to $22 million in June,” said Sheila Taylor, Executive Vice President and CFO of YRC Worldwide. “We proactively addressed these working capital needs by partnering with our lenders to open up additional borrowing availability, while we handled more shipments with fewer people and improved our consolidated days sales outstanding (DSO) by four days compared to last year, our best DSO in more than four years.”

Key Segment Information

Second quarter 2010 compared to the second quarter of 2009:

•	YRC National Transportation tons per day and shipments per day down 18.6%, and revenue per hundredweight and revenue per shipment, both up 3.9%.

•	YRC Regional Transportation tons per day up 4.6%, shipments per day down 3.1%, revenue per hundredweight down 2.8% and revenue per shipment up 4.9%.

Second quarter 2010 compared to the first quarter of 2010:

•	YRC National Transportation tons per day up 11.0%, shipments per day up 8.0%, and revenue per shipment up 0.9%.

•	YRC Regional Transportation tons per day up 15.5%, shipments per day up 13.8%, and revenue per shipment up 0.5%.

Additional statistical information is available on the company’s website at yrcw.com under Investors, Earnings Releases & Operating Statistics.

Outlook

“With the significant operating momentum we achieved throughout the second quarter and experienced in July, the company is positioned for further growth, and we expect to achieve positive adjusted EBITDA in the third quarter of 2010 in excess of the second quarter,” stated Zollars.

In addition, the company has the following expectations for 2010:

•	Gross capital expenditures in the range of $30 million to $50 million

•	Excess real estate sales of approximately $50 million

•	Sale and financing leasebacks in the range of $40 million to $50 million

•	Interest expense in the range of $40 to $45 million per quarter, with cash interest of $10 million to $12 million per quarter

•	Effective income tax rate of approximately 2%

Credit Agreement Amendment

On July 28, 2010 the company amended its credit agreement, as follows:

•	The following provisions are effective upon approval of the conforming amendment by the applicable pension funds who are parties to the pension contribution deferral agreement:

•	the company would retain 100% of the estimated $30 million of net proceeds from initial closing of the sale of YRC Logistics and the company’s revolver would be reduced by 50% of those proceeds;

•

the company would receive 75%, rather than 25%, of the next $20 million of net cash proceeds from sale and leaseback transactions and the company’s revolver would be reduced by 50% of those proceeds, subject to the company’s satisfaction of certain cost reduction criteria established by the credit agreement lenders;

•

the company would receive 25% of subsequent proceeds from the sale of real estate and sale and leaseback transactions and the company’s revolver and term loan under the credit agreement would be ratably reduced by 75% of such proceeds; and

•	the amendment converts $150 million of outstanding revolver borrowings to term loans. As of June 30, 2010 the company had $358 million of outstanding revolver borrowings.

•

Adjusted EBITDA now includes a new add-back for charges, expense and losses from permitted dispositions and discontinued operations. For the second quarter of 2010 the company’s adjusted EBITDA under this amendment was $40 million as compared to the covenant requirement of $5 million.

•	The amendment reduces the letter of credit sublimit to $550 million. As of June 30, 2010 the company had $455 million in outstanding letters of credit under its credit agreement.

Update on Second Closing of 6% Senior Convertible Notes and Outstanding 5% Notes

The company also announced that it expects the second closing with respect to the issuance and sale of the additional $20.2 million of its 6% senior convertible notes will be completed later today. The net proceeds from this sale will be used by the company to fund the repurchase of any of the company’s approximately $20 million of outstanding 5% notes pursuant to a put option on August 9, 2010.

On August 2, 2010, the company and each of the buyers entered into a letter agreement pursuant to which the company agreed to temporarily increase the conversion rate on the 6% notes to one hundred thousand shares of common stock per $1,000 in principal amount of notes (thereby reducing the conversion price to $0.01 per share), which will result in the company issuing up to a maximum of 59 million total shares of common stock. The letter agreement provides that the conversion of the $590,000 of notes subject to the adjusted conversion rate will occur as of the second closing date. The aggregate number of shares that are issuable by the company on account of the entire $70 million of 6% notes remains unchanged at 201,880,000 as the limit for subsequent conversions of 6% notes into equity will be adjusted downward accordingly.

Review of Financial Results

YRC Worldwide Inc. will host a conference call for shareholders and the investment community today, Tuesday, August 3, 2010, beginning at 9:30am ET, 8:30am CT. The conference call will be open to listeners via the YRC Worldwide Internet site yrcw.com. An audio playback will be available after the call also via the YRC Worldwide web site.

Certain Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP measure that reflects the company’s earnings before interest, taxes, depreciation, and amortization expense, and further adjusted for letter of credit fees, equity-based compensation expense, net gains or losses on property disposals and certain other items, including restructuring professional fees and results of permitted dispositions and discontinued operations as defined in the company’s credit agreement. Adjusted EBITDA is used for internal management purposes as a financial measure that reflects the company’s core operating performance. In addition, management uses adjusted EBITDA to measure compliance with financial covenants in the company’s credit agreement. However, this financial measure should not be construed as a better measurement than operating income, operating cash flow or earnings per share, as defined by generally accepted accounting principles.

Adjusted EBITDA has the following limitations:

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our outstanding debt;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•

Equity based compensation is an element of our long-term incentive compensation program, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a substitute for performance measures calculated in accordance with GAAP.

*        *        *         *        *

Forward-Looking Statements:

This news release and statements made on the conference call for shareholders and the investment community contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “continue,” and similar expressions are intended to identify forward-looking statements. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including (among others) our ability to generate sufficient cash flows and liquidity to fund operations, which raises substantial doubt about our ability to continue as a going concern, inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation) the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the SEC.

The company’s expectations regarding the timing and degree of market share growth are only its expectations regarding these matters. Actual timing and degree of market share growth could differ based on a number of factors including (among others) the company’s ability to persuade existing customers to increase shipments with the company and to attract new customers, and the factors that affect revenue results (including the risk factors that are from time to time included in the company’s reports filed with the SEC).

The company’s expectations regarding the impact of, and the service and operational improvements and collateral and cost reductions due to, the integration of Yellow Transportation and Roadway, improved safety performance, right-sizing the network, consolidation of support functions, the company’s credit ratings and the timing of achieving the improvements and cost reductions could differ materially from actual improvements and cost reductions based on a number of factors, including (among others) the factors identified in the prior paragraphs above, the ability to identify and implement cost reductions in the time frame needed to achieve these expectations, the success of the company’s operating plans and programs, the company’s ability to successfully reduce collateral requirements for its insurance programs, which in turn is dependent upon the company’s safety performance, ability to reduce the cost of claims through claims management, the company’s credit ratings and the requirements of state workers’ compensation agencies and insurers for collateral for self-insured portions of workers’ compensation programs, the need to spend additional capital to implement cost reduction opportunities, including (without limitation) to terminate, amend or renegotiate prior contractual commitments, the accuracy of the company’s estimates of its spending requirements, changes in the company’s strategic direction, the need to replace any unanticipated losses in capital assets, approval of the affected unionized employees of changes needed to complete the integration under the company’s union agreements, the readiness of employees to utilize new combined processes, the effectiveness of deploying existing technology necessary to facilitate the combination of processes, the ability of the company to receive expected price for its services from the combined network and customer acceptance of those services.

The company’s expectations regarding future asset dispositions and sale and financing leasebacks of real estate are only its expectations regarding these matters. Actual dispositions and sale and financing leasebacks will be determined by the availability of capital and willing buyers and counterparties in the market and the outcome of discussions to enter into and close any such transactions on negotiated terms and conditions, including (without limitation) usual and ordinary closing conditions such as favorable title reports or opinions and favorable environmental assessments of specific properties.

The company’s expectations regarding interest and fees (including any deferred amounts) are only its expectations regarding these matters. Actual interest and fees (including any deferred amounts) could differ based on a number of factors, including (among others) the company’s expected borrowings under the company’s credit agreement and the ABS facility, which is affected by revenue and profitability results and the factors that affect revenue and profitability results (including the risk factors that are from time to time included in the company’s reports filed with the SEC), and the company’s ability to continue to defer the payment of interest and fees pursuant to the terms of the company’s credit agreement, ABS facility and pension fund contribution deferral agreement, as applicable.

The company’s expectations regarding its capital expenditures are only its expectations regarding this matter. Actual expenditures could differ materially based on a number of factors, including (among others) the factors identified in the preceding paragraphs.

The company’s expectations regarding liquidity are only its expectations regarding this matter. Actual liquidity levels will depend upon (among other things) the company’s operating results, the timing of its receipts and disbursements, the company’s access to credit facilities or credit markets, the company’s ability to continue to defer interest and fees under the company’s credit agreement and ABS facility and interest and principal under the company’s contribution deferral agreement, the continuation of the existing union wage reductions and temporary cessation of pension contributions, and the factors identified in the preceding paragraphs.

The company’s expectations regarding its effective tax rate are only its expectations regarding this rate. The actual rate could differ materially based on a number of factors, including (among others) variances in pre-tax earnings on both a consolidated and business unit basis, variance in pre-tax earnings by jurisdiction, impacts on our business from the factors described above, variances in estimates on non-deductible expenses, tax authority audit adjustments, change in tax rates and availability of tax credits.

The company’s expectations regarding its ability to close on the remaining $20.2 million of 6% notes are only its expectations regarding this matter. The closing of the remaining $20.2 million of the 6% notes is subject to satisfaction of customary closing conditions as set forth in the company’s Note Purchase Agreement dated February 11, 2010, as modified by the letter agreement.

The company’s expectations regarding its ability to close on the sale of YRC Logistics and the liquidity that the sale will provide are only its expectations regarding these matters. The closing of the sale of YRC Logistics is subject to satisfaction of certain closing conditions, including approval of multi-employer pension funds to which the company contributes. The net proceeds from the sale of YRC Logistics are subject to final determination of fees and expenses that the company incurs in connection with the sale.

*        *        *         *        *

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is one of the largest transportation service providers in the world and the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Glen Moore, YRC Logistics, New Penn, Holland and Reddaway. YRC Worldwide has the largest, most comprehensive network in North America, with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit yrcw.com for more information.

Investor Contact:	Paul Liljegren	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	Paul.Liljegren@yrcw.com		sdawson@lakpr.com

CONSOLIDATED BALANCE SHEETS

YRC Worldwide Inc. and Subsidiaries

(Amounts in thousands except per share data)

	June 30, 2010	December 31, 2009
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$144,289	$97,788
Accounts receivable, net	477,032	442,814
Prepaid expenses and other	164,305	242,640
Current assets of discontinued operations	72,175	75,578

Total current assets	857,801	858,820

PROPERTY AND EQUIPMENT:
Cost	3,377,307	3,529,583
Less - accumulated depreciation	1,696,071	1,708,371

Net property and equipment	1,681,236	1,821,212

OTHER ASSETS:
Intangibles, net	148,633	160,407
Other assets	143,550	170,176
Noncurrent assets of discontinued operations	12,063	21,459

Total assets	$2,843,283	$3,032,074

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$170,232	$154,671
Wages, vacations, and employees’ benefits	206,006	213,754
Other current and accrued liabilities	467,675	392,392
Current maturities of long-term debt	245,475	197,127
Current liabilities of discontinued operations	59,496	51,884

Total current liabilities	1,148,884	1,009,828

OTHER LIABILITIES:
Long-term debt, less current portion	913,474	935,782
Deferred income taxes, net	146,258	146,576
Pension and post retirement	352,637	351,861
Claims and other liabilities	359,247	419,883
Noncurrent liabilities of discontinued operations	37	954

SHAREHOLDERS’ EQUITY (DEFICIT):
Preferred stock, $1 par value per share	—	4,346
Common stock, $0.01 par value per share	11,223	991
Capital surplus	1,615,076	1,576,349
Accumulated deficit	(1,460,889)	(1,177,280)
Accumulated other comprehensive loss	(149,191)	(144,479)
Treasury stock, at cost (3,079 shares)	(92,737)	(92,737)

Total YRC Worldwide Inc. shareholders’ equity (deficit)	(76,518)	167,190

Non-controlling interest	(736)	—

Total shareholders’ equity (deficit)	(77,254)	167,190

Total liabilities and shareholders’ equity (deficit)	$2,843,283	$3,032,074

STATEMENTS OF CONSOLIDATED OPERATIONS

YRC Worldwide Inc. and Subsidiaries

For the Three and Six Months Ended June 30

(Amounts in thousands except per share data)

(Unaudited)

	Three Months		Six Months
	2010	2009	2010	2009

OPERATING REVENUE	$1,119,101	$1,226,264	$2,106,245	$2,616,939

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	682,934	986,685	1,334,012	2,090,184
Equity based compensation expense	(81,542)	(6,271)	28,329	26,754
Operating expenses and supplies	243,420	282,783	480,789	620,620
Purchased transportation	120,803	123,898	214,902	253,012
Depreciation and amortization	50,074	59,912	100,706	122,827
Other operating expenses	57,309	74,515	120,504	175,891
(Gains) losses on property disposals, net	(2,187)	(1,040)	6,612	559
Impairment charges	—	—	5,281	—

Total operating expenses	1,070,811	1,520,482	2,291,135	3,289,847

OPERATING INCOME (LOSS)	48,290	(294,218)	(184,890)	(672,908)

NONOPERATING (INCOME) EXPENSES:
Interest expense	41,385	38,333	82,312	70,530
Equity investment impairment	12,338	30,374	12,338	30,374
Other, net	(6,697)	1,505	(4,791)	4,483

Nonoperating expenses, net	47,026	70,212	89,859	105,387

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,264	(364,430)	(274,749)	(778,295)
INCOME TAX PROVISION (BENEFIT)	224	(64,948)	(5,654)	(206,823)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	1,040	(299,482)	(269,095)	(571,472)
NET LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(11,358)	(9,555)	(15,361)	(11,347)

NET LOSS	(10,318)	(309,037)	(284,456)	(582,819)
LESS: NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(847)	—	(847)	—

NET LOSS ATTRIBUTABLE TO YRC WORLDWIDE INC	$(9,471)	$(309,037)	$(283,609)	$(582,819)

AVERAGE SHARES OUTSTANDING-BASIC	1,078,254	59,480	801,274	59,427

AVERAGE SHARES OUTSTANDING-DILUTED	1,079,283	59,480	801,274	59,427

BASIC LOSS PER SHARE
INCOME (LOSS) FROM CONTINUING OPERATIONS	$—	$(5.04)	$(0.33)	$(9.62)
LOSS FROM DISCONTINUED OPERATIONS	(0.01)	(0.16)	(0.02)	(0.19)

NET LOSS	$(0.01)	$(5.20)	$(0.35)	$(9.81)

DILUTED EARNINGS (LOSS) PER SHARE
INCOME (LOSS) FROM CONTINUING OPERATIONS	$—	$(5.04)	$(0.33)	$(9.62)
LOSS FROM DISCONTINUED OPERATIONS	(0.01)	(0.16)	(0.02)	(0.19)

NET LOSS	$(0.01)	$(5.20)	$(0.35)	$(9.81)

Amounts attributable to YRC Worldwide Inc. common shareholders:
Income (loss) from continuing operations, net of tax	$1,887	$(299,482)	$(268,248)	$(571,472)
Loss from discontinued operations, net of tax	(11,358)	(9,555)	(15,361)	(11,347)

Net loss	$(9,471)	$(309,037)	$(283,609)	$(582,819)

STATEMENTS OF CONSOLIDATED CASH FLOWS

YRC Worldwide Inc. and Subsidiaries

For the Six Months Ended June 30

(Amounts in thousands)

(Unaudited)

	2010	2009

OPERATING ACTIVITIES:
Net loss	$(284,456)	$(582,819)
Noncash items included in net loss:
Depreciation and amortization	105,228	130,718
Equity based compensation expense	28,345	26,754
Impairment charges	17,619	30,374
Pension settlement charge	104	5,755
Losses on property disposals, net	8,310	587
Deferred income tax benefit, net	(5,784)	(199,086)
Amortization of deferred debt costs	22,689	10,493
Other noncash items	(4,701)	4,567
Changes in assets and liabilities, net:
Accounts receivable	(27,635)	166,976
Accounts payable	17,665	(82,270)
Other operating assets	85,860	67,695
Other operating liabilities	22,284	176,839

Net cash used in operating activities	(14,472)	(243,417)

INVESTING ACTIVITIES:
Acquisition of property and equipment	(10,855)	(26,026)
Proceeds from disposal of property and equipment	35,781	37,533
Other	5,223	(198)

Net cash provided by investing activities	30,149	11,309

FINANCING ACTIVITIES:
ABS borrowings (payments), net	1,114	58,042
Issuance of long-term debt	141,795	284,201
Repayment of long-term debt	(101,100)	(223,449)
Debt issuance costs	(9,568)	(47,526)
Equity issuance costs	(17,323)	—
Equity issuance proceeds	15,906	—

Net cash provided by financing activities	30,824	71,268

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	46,501	(160,840)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	97,788	325,349

CASH AND CASH EQUIVALENTS, END OF PERIOD	$144,289	$164,509

SUPPLEMENTAL CASH FLOW INFORMATION
Income tax refund, net	$83,288	$33,922
Pension contribution deferral transfer to debt	$4,361	$133,227

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Three and Six Months Ended June 30

(Amounts in thousands)

(Unaudited)

SEGMENT INFORMATION

	Three Months			Six Months
	2010	2009	%	2010	2009	%

Operating revenue:
YRC National Transportation	$741,639	$873,738	(15.1)	$1,404,702	$1,896,348	(25.9)
YRC Regional Transportation	351,498	337,855	4.0	660,652	693,023	(4.7)
YRC Truckload	28,216	27,545	2.4	55,101	53,521	3.0
Eliminations and other	(2,252)	(12,874)		(14,210)	(25,953)

Consolidated	1,119,101	1,226,264	(8.7)	2,106,245	2,616,939	(19.5)

Operating income (loss):
YRC National Transportation	33,055	(239,477)		(152,005)	(539,248)
YRC Regional Transportation	22,383	(48,346)		(17,248)	(122,471)
YRC Truckload	(1,984)	(2,371)		(5,045)	(4,617)
Corporate and other	(5,164)	(4,024)		(10,592)	(6,572)

Consolidated	$48,290	$(294,218)		$(184,890)	$(672,908)

Operating ratio:
YRC National Transportation	95.5%	127.4%		110.8%	128.4%
YRC Regional Transportation	93.6%	114.3%		102.6%	117.7%
YRC Truckload	107.0%	108.6%		109.2%	108.6%
Consolidated	95.7%	124.0%		108.8%	125.7%

(Gains) losses on property disposals, net:
YRC National Transportation	$(2,647)	$(1,702)		$2,302	$(390)
YRC Regional Transportation	460	662		4,130	873
YRC Truckload	—	—		42	76
Corporate and other	—	—		138	—

Consolidated	$(2,187)	$(1,040)		$6,612	$559

Note: YRC Logistic segment reported as discontinued operations for all periods presented.

SUPPLEMENTAL INFORMATION

	June 30, 2010	December 31, 2009
Debt:
Asset backed securitization borrowings	$147,399	$146,285
Term loan	112,403	112,612
Revolving credit facility	357,999	329,119

Bank Debt	617,801	588,016
Lease financing obligations	326,320	318,892
Pension contribution deferral obligation	145,393	153,041
Contingent convertible senior notes	21,671	21,671
USF senior notes	—	45,289
6% convertible senior notes	46,739	—
Other	1,025	6,000

Total debt	1,158,949	1,132,909

Current maturities of contingent convertible senior notes and other	(22,696)	(27,671)
Current maturities of lease financing obligations	(2,880)	(2,671)
Current maturities of pension contribution deferral obligations	(72,500)	(20,500)
Asset backed securitization borrowings	(147,399)	(146,285)

Total current debt	(245,475)	(197,127)

Total long-term debt	913,474	935,782

Letters of credit
Credit facility	454,728	461,032
Asset backed securitization	72,180	77,180

Total letters of credit	$526,908	$538,212

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

(Amounts in thousands)

(Unaudited)

	April 2010	May 2010	June 2010	2Q 2010
Operating revenue	$355,938	$362,943	$400,220	$1,119,101
Operating Ratio, as adjusted	106.0%	103.9%	100.0%	103.2%

Reconciliation of operating income (loss) to adjusted EBITDA:
Operating income (loss)	$(13,584)	$(8,060)	$69,934	$48,290
(Gains) losses on property disposals, net	(7,994)	(6,423)	12,230	(2,187)
Equity based compensation expense	384	407	(82,333)	(81,542)
Impairment charges	—	—	—	—

Operating income (loss), as adjusted	(21,194)	(14,076)	(169)	(35,439)

Depreciation and amortization	16,513	16,032	17,529	50,074
Letter of credit expense	2,705	2,831	2,733	8,269
Restructuring professional fees	3,742	3,605	1,995	9,342
Other, net	959	6,604	108	7,671

Adjusted EBITDA	$2,725	$14,996	$22,196	$39,917

For the Three Months Ended	June 30		March 31
	2010	2009	2010	2009
Operating revenue	$1,119,101	$1,226,264	$987,144	$1,390,675
Operating Ratio, as adjusted	103.2%	124.6%	111.1%	124.7%

Reconciliation of operating income (loss) to adjusted EBITDA:
Operating income (loss)	$48,290	$(294,218)	$(233,180)	$(378,690)
(Gains) losses on property disposals, net	(2,187)	(1,040)	8,799	1,599
Equity based compensation expense	(81,542)	(6,271)	109,871	33,025
Impairment charges	—	—	5,281	—

Operating income (loss), as adjusted	(35,439)	(301,529)	(109,229)	(344,066)

Depreciation and amortization	50,074	59,912	50,632	62,915
Letter of credit expense	8,269	8,990	8,353	5,473
Restructuring professional fees	9,342	—	—	—
Other, net	7,671	(1,347)	(790)	(1,130)

Adjusted EBITDA	$39,917	$(233,974)	$(51,034)	$(276,808)

Adjusted EBITDA by segment:
YRC National	$6,172	$(207,459)	$(60,313)	$(238,506)
YRC Regional	21,992	(30,635)	8,356	(49,908)
YRC Truckload	(78)	(29)	(211)	205
Corporate and other	11,831	4,149	1,134	11,401

Adjusted EBITDA	$39,917	$(233,974)	$(51,034)	$(276,808)

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

(Amounts in thousands)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30 2010	March 31 2010	June 30 2010
Reconciliation of Adjusted EBITDA to net cash from (used in) operating activities:
Adjusted EBITDA	$39,917	$(51,034)	$(11,117)
Add back amounts included in Adjusted EBITDA:
Restructuring professional fees	(9,342)	n/a	(9,342)
Discontinued operations and permitted dispositions	(7,422)	(2,135)	(9,557)
Cash interest	(10,062)	(10,876)	(20,938)
Working capital cash flows, net	(47,869)	1,063	(46,806)

Net cash used in operating activities before income taxes	(34,778)	(62,982)	(97,760)
Cash income tax refunds, net	2,016	81,272	83,288

Net cash (used in) provided by operating activities	$(32,762)	$18,290	$(14,472)

For the Three Months Ended	June 30		March 31
	2010	2009	2010	2009
YRC National segment
Operating Revenue	$741,639	$873,738	$663,063	$1,022,610
Operating Ratio, as adjusted	104.6%	128.3%	114.1%	127.0%

Reconciliation of operating income (loss) to adjusted EBITDA:
Operating income (loss)	$33,055	$(239,477)	$(185,060)	$(299,771)
(Gains) losses on property disposals, net	(2,647)	(1,702)	4,949	1,312
Equity based compensation expense	(64,288)	(5,766)	83,090	21,846
Impairment charges	—	—	3,281	—

Operating income (loss), as adjusted	(33,880)	(246,945)	(93,740)	(276,613)

Depreciation and amortization	26,851	32,416	26,978	33,146
Letter of credit expense	6,409	6,925	6,503	4,027
Other, net	6,792	145	(54)	934

Adjusted EBITDA	$6,172	$(207,459)	$(60,313)	$(238,506)

Adjusted EBITDA as % of operating revenue	0.8%	-23.7%	-9.1%	-23.3%

YRC Regional segment
Operating Revenue	$351,498	$337,855	$309,154	$355,168
Operating Ratio, as adjusted	98.7%	114.6%	103.1%	119.1%

Reconciliation of operating income (loss) to adjusted EBITDA:
Operating income (loss)	$22,383	$(48,346)	$(39,631)	$(74,125)
(Gains) losses on property disposals, net	460	662	3,670	211
Equity based compensation expense	(18,324)	(1,637)	24,413	6,205
Impairment charges	—	—	2,000	—

Operating income (loss), as adjusted	4,519	(49,321)	(9,548)	(67,709)

Depreciation and amortization	15,768	16,845	16,162	16,535
Letter of credit expense	1,725	1,833	1,705	1,277
Other, net	(20)	8	37	(11)

Adjusted EBITDA	$21,992	$(30,635)	$8,356	$(49,908)

Adjusted EBITDA as % of operating revenue	6.3%	-9.1%	2.7%	-14.1%